Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1/A
(Form Type)

Elate Group, Inc.
(Exact Name of Registrant as Specified in its Charter )

Table 1: Newly Registered and Carry Forward Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Aggregate Offering Price	Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee
NEWLY REGISTERED SECURITIES
Equity	Class A common stock, $0.0001 par value per share	Rule 457(o)	1,265,000		$7.00	$8,855,000	(2)(3)	0.0001102	$975.83
Equity	1)Pre-funded Warrants to purchase Class A common stock (4)(5)	Rule 457 (i)	-		$-	$-	(6)	-	$-
Equity	Underwriter Warrants to purchase Class A common stock (7)	Rule 457(g)	-		$-	$-		-	$-
Equity	1)Class A common stock underlying Underwriter Warrants	Rule 457(g)	55,000		$8.75	$481,250	(2)(8)	0.0001102	$53.04
	Total		1,320,000	$		$9,336,250		-	1,028.87	(9)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of all of the securities to be registered.

(3)

Includes shares of Class A common stock and Pre-funded Warrants representing 15% of the number of shares of Class A common stock and/or Pre-funded Warrants offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

(4)

The proposed maximum aggregate offering price of Class A common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-funded Warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Class A common stock and Pre-funded Warrants (including the shares of Class A common stock issuable upon exercise of the Pre-funded Warrants), if any, is $8,855,000.

(5)	The Pre-funded warrants are exercisable at an exercise price of $0.001 per Pre-funded Warrant.
(6)	Included in the price of the Class A common stock. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(7)	No fee required pursuant to Rule 457(g) under the Securities Act..
(8)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the Underwriter warrants to purchase the number of shares of our Class A common stock (the “Underwriter Warrants”) in the aggregate equal to 5% of the shares of our Class A common stock to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein and the exercise of any Warrants). The Underwriter Warrants are exercisable for a price per share equal to 125% of the public offering price per Class A common stock. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Underwriter Warrants is $481,250, which is equal to 55,000 (5% of the 1,265,000 Class A common stock) multiplied by $8.75 (125% of the offering price per Class A common stock).

(9)	$4,884.14 was previously paid.